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                                                                       EXHIBIT 3


                     CONSULTING AND NONCOMPETITION AGREEMENT

         This Consulting and Noncompetition Agreement ("Agreement") is made and entered into as of the 31st day of August, 2001 by and between KLA-Tencor Corporation (the "Company") and Eric T. Chase (the "Consultant").

         WHEREAS, pursuant to a certain Agreement and Plan of Merger dated as of the date of this Agreement (the "Merger Agreement"), by and among the Company, Katmandu Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition"), and QC Optics, Inc., a Delaware corporation ("QC Optics"), the Company has agreed to acquire QC Optics through a merger transaction (the "Merger") involving the merger of Acquisition into QC Optics; and

         WHEREAS, the Consultant shall resign as President of QC Optics effective upon the consummation of the Merger;

         WHEREAS, the Company desires to retain the Consultant as an independent contractor to perform consulting services for the Company and the Consultant is willing to perform such services following the consummation of the Merger;

         WHEREAS, the Company desires to preclude the Consultant from competing with the Company in certain fields of business for a period of two years following the consummation of the Merger;

         WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligation of the Company to consummate the Merger; and

         WHEREAS, capitalized terms used in the Agreement without definition shall have such meanings as ascribed to them under the Merger Agreement;

         NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

         1. SERVICES AND COMPENSATION

                  Subject to the consummation of the Merger and commencing on the Effective Date, the Consultant agrees to perform for the Company the services described in EXHIBIT A to this Agreement (the "Services"), and the Company shall compensate the Consultant for the performance of such Services in such amounts and on such dates as described in EXHIBIT A, subject to the terms of this Agreement.

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         2. TERM AND TERMINATION

           (a) TERM. This Agreement will commence on the Effective Date and will continue in effect for a period of two years after the Effective Date unless terminated prior thereto as provided below.

           (b) TERMINATION.


                           (i) This Agreement will terminate automatically and
without notice to or from either party if the Merger Agreement is terminated in accordance with its terms.

                           (ii) In the event that, after the Effective Date,
the Company (A) shall discover that (I) on the Effective Date, the Merger Agreement (including the exhibits to the Merger Agreement and any documents delivered pursuant to the Merger Agreement) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; or (II) QC Optics failed to perform all material obligations and to comply with all material covenants required to be performed or to be complied with by it under the Merger Agreement prior to the Effective Date, and (B) any such misrepresentation(s) or failure(s) to perform resulted, individually or in the aggregate, in the Company incurring damages in excess of $90,000, then the Company may terminate this Agreement upon written notice to the Consultant; provided, however, that the Company may not terminate this Agreement pursuant to this Section 2(b)(ii) in the event the Consultant agrees to reduce any payments owed to the Consultant hereunder by the amount of any such damages incurred by the Company in excess of $90,000.

                           (iii) In the event that the Company fails to pay the
Consultant, when due, the compensation specified in EXHIBIT A or materially breaches any other provision of this Agreement, the Consultant may (i) give written notice to the Company of its intent to terminate this Agreement for breach and (ii) terminate this Agreement upon further written notice to the Company if such breach has not been cured within 30 days of the initial notice related to the breach.

                           (iv) In the event that the Consultant fails to
perform the Services specified in EXHIBIT A or materially breaches any other provision of this Agreement, the Company may (i) give written notice to the Consultant, referring to this Section (b)(iv), of its intent to terminate this Agreement for breach and (ii) terminate this Agreement upon further written notice to the Consultant if such breach has not been cured within 30 days of the initial notice related to the breach.


         (c) SURVIVAL. Upon such termination all rights and duties of the parties toward each other shall cease except that:

                           (i) in the event that this Agreement is terminated
by the Company pursuant to Section 2(b)(ii) or (iv), the Company shall pay to the Consultant, within 30 days of the effective date of termination, only those amounts owing to the Consultant for Services completed prior to the termination date, in accordance with the provisions of EXHIBIT A, and the Company shall

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have no further obligation to compensate the Consultant with respect to any period, or for any Services performed, after such termination date;

                           (ii) in the event that this Agreement is terminated
by the Consultant pursuant to Section 2(b)(iii), the Company shall pay to the Consultant, within 30 days of the effective date of termination, all remaining amounts which would have become due to Consultant for Services had this Agreement not be terminated and the Consultant had performed all Services hereunder; and

                           (iii) the Consultant's obligations under Section 8
and 9 of this Agreement shall survive any termination of this Agreement pursuant to Section 2(b)(iv), but shall not survive any termination pursuant to Section 2(b)(i),(ii) or (iii); and

                           (iv) in any event, Sections 3, 6 and 7 and Sections
10 through 15 shall survive the termination of this Agreement.

         3.       ASSIGNMENT

                  Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by either party without the express written consent of the other, and the obligations of the Company to make payments hereunder may not be assigned to any entity (except to any successor to all or substantially all of the Company's assets or business, whether by merger or otherwise) without the express written consent of the Consultant.

         4.       INDEPENDENT CONTRACTOR

                  It is the express intention of the parties that the Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute the Consultant as an agent, employee or representative of the Company, but the Consultant shall perform the Services hereunder as an independent contractor. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and the Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. The Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including reasonable attorney's fees and other legal expenses, arising directly or indirectly from (i) any grossly negligent, reckless or intentionally wrongful act of the Consultant and/or (ii) any material breach by the Consultant of any of the covenants contained in this Agreement. Subject to compliance with the provisions of Sections 7, 8 and 9, nothing in this Agreement shall preclude the Consultant from accepting consulting positions or other employment with third parties.

         5.       NO BENEFITS

                  The Consultant acknowledges and agrees and it is the intent of the parties hereto that the Consultant receive no Company-sponsored benefits either as an independent contractor or as an employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401(k) participation. If the Consultant is reclassified by a state or federal agency or court as an

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employee, the Consultant will receive no Company-sponsored benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans, in effect at the time of such reclassification, the Consultant would otherwise be eligible for such benefits.

         6.       CONFIDENTIALITY

                  (a) DEFINITION. "Confidential Information" means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information belonging to the Company, QC Optics and/or their respective affiliates, and known by or disclosed to Consultant, whether directly or indirectly and whether in writing, orally or by drawings or inspection of parts or equipment.

                  (b) NON-USE AND NON-DISCLOSURE. The Consultant will not, during the term of this Agreement and for a period of five years after its termination or expiration, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose any Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company, Katmandu or their respective affiliates. The Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information by him or his assistants, employees or agents. Notwithstanding the foregoing, Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act of the Consultant, (ii) has been rightfully received by the Consultant from a third party who is authorized to make such disclosure,
(iii) is required to be disclosed by the Consultant to comply with applicable laws or governmental regulations, or (iv) has been independently developed by the Consultant after the termination or expiration of this Agreement without reference to or reliance upon the Confidential Information.

         7.       OWNERSHIP OF INVENTIONS AND INTELLECTUAL PROPERTY

                  It is the parties' intention that the Company shall own exclusively all rights and economic interests in the tangible and intangible results of the Consultant's Services hereunder ("Work Product") and all intellectual property of every kind and description embodied therein or related thereto. Accordingly, the Consultant agrees as follows:

                           (i) All tangible Work Product which is a copyrightable work of authorship will be deemed a work made for hire owned by the Company under United States copyright laws; if an invention, Work Product is deemed to be owned by the Company upon creation.

                           (ii) The Consultant will maintain adequate and current written records of all Work Product which shall be available to and remain the property of the Company at all times.

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                           (iii) The Consultant shall promptly and fully
         disclose in writing to the Company all trade secrets embodied in or associated with the Work Product which are related to the business activities of the Company and are authored, conceived, created or reduced to practice by the Consultant (whether alone or jointly with others) during the term of this Agreement or within the five-year period after its termination or expiration and which result from Confidential Information whether or not patentable or copyrightable or within any particular definition of trade secret.

                           (iv) The Consultant hereby assigns irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the parties, all right, title and interest (including without limitation all intellectual property rights) embodied in or associated with the Work Product which are related to the business activities of the Company and are authored, conceived, created or reduced to practice by the Consultant during the term of this Agreement or which result thereafter from Confidential Information.

                           (v) Promptly upon request by the Company and at the Company's expense, the Consultant shall execute and deliver to the Company all applications, assignments, agreements and other instruments reasonably requested and take such reasonable actions as the Company may deem necessary to fully vest the foregoing rights in the Company or to evidence such vesting. If the Company is unable, after reasonable effort, to secure the Consultant's signature on any patent application, copyright registration or other similar document, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized representatives as the Consultant's agent and attorney-in-fact to execute and file any such application or registration and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by the Consultant.

                           (vi) The Consultant hereby waives in favor of the Company and its assigns and licensees any and all artist's or moral rights he may have pursuant to any state, provincial or federal laws or statutes of the United States in respect of any Work Product, and all similar rights under the laws of all jurisdictions.

         8.       NON-COMPETITION

         For a period of two years after the Effective Date, the Consultant will not directly or indirectly (i) as an individual proprietor, partner, officer, employee, director, joint venturer, consultant, or in any similar capacity develop, design, produce, market, sell, license or render (or assist any other person in developing, designing, producing, marketing, selling, licensing or rendering) products, computer software or services (A) in the areas of laser-based defect detection systems for computer hard disk, flat panel display, semiconductor or other markets or (B) competitive with those being produced, marketed, sold, licensed or rendered by, or, to the knowledge of Consultant, those being developed or designed or under development by, the Company or QC Optics on the Effective Date, provided, however, that notwithstanding the foregoing, nothing contained herein shall preclude the Consultant from purchasing or owning securities of any such

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business provided that the Consultant's holdings do not exceed 5% of the issued and outstanding securities of any class of securities of such business, or (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Company while the Consultant was engaged by the Company.

         9.       SOLICITATION OF EMPLOYEES

                  The Consultant agrees that, for a period of two years after the date of this Agreement (regardless of its earlier termination, if any, except as provided in Section 2(c)(iii)), he shall not, either directly or indirectly, solicit, induce, recruit or encourage any of the employees of the Company or its affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees, either for the Consultant or for any other person or entity; provided, however, that this shall not limit solicitations published or posted generally, not specifically targeted to employees of the Company, QC Optics and/or their respective affiliates.

         10.      RETURN OF COMPANY DOCUMENTS

                  The Consultant agrees that, at the time of completion of the Services, and at any other time upon the request of the Company, the Consultant will deliver to the Company (and will not keep in the Consultant's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Consultant pursuant to the performance of this Agreement or otherwise belonging to the Company, QC Optics and/or their respective affiliates, successors or assigns.

         11.      GOVERNING LAW

                  This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of law provisions thereof.

         12.      ARBITRATION; RELIEF

                  (a) Except as set forth in Section 12(b), any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in City of Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within 30 days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty 30-day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within 60 days, the office of the American Arbitration Association in City of Boston, Massachusetts shall make

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the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any), including any award of fees and/or expenses, shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

                  (b) Notwithstanding the provisions of, and in addition to the rights set forth in, Section 12(a), in the event of a breach of the provisions of this Agreement by a party to this Agreement, the non-breaching party shall have the right to specific performance and injunctive relief, without the necessity of posting any bond or other security, it being acknowledged and agreed that money damages will not provide an adequate remedy.

                  (c) In the event litigation is maintained by a party to this Agreement against any other party to enforce an arbitration award rendered under
Section 12(a) or to seek specific performance of injunctive relief under Section 12(b), then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

         13.      ENTIRE AGREEMENT

                  This Agreement and its exhibit constitute the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

         14.      SEVERABILITY

                  The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

         15.      COUNTERPARTS

                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                                    * * * * *


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             THE CONSULTANT

                                             /s/ Eric T. Chase
                                             -----------------------------------
                                             Eric T. Chase, individually

                                             Address:
                                                     ---------------------------

                                                     ---------------------------



                                             KLA-TENCOR CORPORATION


                                             By: /s/ John Kispert
                                                --------------------------------
                                                John Kispert
                                                Chief Financial Officer

                                                Address: 160 Rio Robles
                                                         San Jose, CA 95134


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                                    EXHIBIT A

                            SERVICES AND COMPENSATION



1.       CONTACT.  The Consultant's principal Company contact:

                  Name:    Jeffrey L. Hall

                  Title:   Vice President, Mergers & Acquisitions

2.       SERVICES AND COMPENSATION.

                  The Consultant shall render the following Services to the Company as requested from time to time by the Company:

                  a. Assist the Company with the integration and reorganization of QC Optics in accordance with plans to be developed by the Company;

                  b. Act as a senior technical advisor to the Company's research and development organization, spending not more than 36 days in any year and not more than four days per month on site at the Company's headquarters or at other locations reasonably requested by the Company;

                  c. Act as a representative (but not to provide field services) to interact with QC Optics customers on behalf of the Company; and

                  d. Perform such other Services as may be reasonably requested by the Company and agreed to by the Consultant.

                  During the term of this Agreement, but only if the Consultant is not then and has not been in breach of Sections 8 or 9 of the Agreement, the Company shall pay to the Consultant $8,333 per month in arrears in consideration of the Services. In addition, the Company shall reimburse the Consultant for reasonable travel and other business expenses incurred by him with the prior written approval of the Company in the performance of the Services, including the costs to travel to the Company's facilities as set forth in Section 2(b), subject to such reasonable requirements with respect to substantiation and documentation as may be specified from time to time by the Company or its auditors.

3.       NON-COMPETITION.

                  a. Without limiting any provision of the Agreement, for a period of two years after the Effective Date, the Consultant shall comply in all respects with

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                      Sections 8 and 9 of the Agreement.

                  b. In consideration of the obligations of the Consultant set forth in Sections 8 and 9 of this Consulting Agreement, the Company shall pay the Consultant an amount equal to $25,000 per quarter for a period not to exceed eight (8) quarters. Such quarterly payments will be paid as follows: (i) the first payment shall be paid on January 1, 2002 provided that the Consultant has been in compliance with the restrictions set forth in Sections 8 and 9 of this Consulting Agreement, and (ii) subsequent payments shall be paid on each of March 31, 2002, June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 if
                      during any such quarter the Consultant has been in compliance with the restrictions set forth in Sections 8 and 9 of this Consulting Agreement.

4.       DEATH, DISABILITY, ETC.

                  In the event that the Consultant, through death, disability or similar impairment, becomes unable to perform the Services and any other gainful employment, and if the Consultant is not and has not been in breach of Sections 8 or 9 of the Agreement, the Company shall pay to the Consultant, or the Consultant's estate or legal representative, as the case may be, (a) all of the amounts to which the Consultant may be entitled pursuant to Section 2 for such Services performed and completed prior to such death or disability event but which have not previously been paid and (b) all of the amounts provided in Section 3 which have not previously been paid.


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